Exhibit (a)(5)(xii)

Dear Shareholder of Open Joint Stock Company “VIMPEL-COMMUNICATIONS”!

February 9, 2010

VimpelCom Ltd., a company registered under the laws of Bermuda, with its principal place of business at: Strawinskylaan 3051, 1077 ZX Amsterdam, the Netherlands, hereby informs you that on February 9, 2010 it delivered to Open Joint-Stock Company “Vimpel-Communications” (“OJSC VimpelCom”) a voluntary tender offer to purchase all securities issued in series of OJSC VimpelCom in accordance Article 84.1(1) of Federal Law No. 208-FZ dated December 26, 1995 “On Joint Stock Companies” (the “JSC Law”), (the “VTO”, attached hereto as Exhibit No. 1).

The VTO is a public offer to all shareholders of OJSC VimpelCom to purchase their common registered book-entry shares in OJSC VimpelCom (state registration number of the issue 1-02-00027-A) and preferred registered book-entry “type A” shares in OJSC VimpelCom (state registration number of the issue 2-01-00027-A) (collectively referred to as “Shares”).

In accordance with the terms of the VTO, holders of Shares may elect to receive either cash or other securities as consideration for the Shares. The payment in cash under the VTO will be made at the price of RUB 0.01 (zero (0) rubles one (1) kopeck) per Share. Alternatively, a holder of Shares being a “qualified investor” (as defined in Article 51.2 of Federal Law No. 39-FZ “On the Securities Market”, dated April 22, 1996 (as amended)) (the “Law on the Securities Market”) may elect to receive other securities, namely depositary receipts representing common shares or preferred shares of VimpelCom Ltd., as consideration. As we understand, the Board of Directors of OJSC VimpelCom reviewed the VTO at its meeting on February 9, 2010 and recommended that the holders of Shares accept it and elect depositary receipts representing common shares or preferred shares of VimpelCom Ltd. as consideration. In accordance with Article 84.3(2) of the JSC Law, OJSC VimpelCom will send you the recommendations of its Board of Directors within 15 days from the date of receipt of the VTO.

Attached hereto as Exhibit No. 2 is the bank guarantee that VimpelCom Ltd. is required to provide pursuant to Article 84.1(5) of the JSC Law.

VTO ACCEPTANCE AND SHARE SALE PROCEDURE

If a holder of Shares accepts the VTO the following procedure must be followed:

1. Submission of a tender notice confirming the acceptance of the VTO and sale of the Shares (“Tender Acceptance Notice”) (Exhibit No. 3 hereto)

1.1. Form of the Tender Acceptance Notice

The Tender Acceptance Notice must be completed by the holder of Shares pursuant to the form attached hereto as Exhibit No. 3, depending on the kind, category (type) of Shares (common registered book-entry shares or preferred registered book-entry

“type A” shares).

The holder of Shares for the purpose of the VTO (and submission of the Tender Acceptance Notice) means a person registered in the share register of OJSC VimpelCom or, if rights to the Shares are registered in a depositary’s registration system, a person registered in such depositary’s registration system.

1.2. The Tender Acceptance Notice must be sent/delivered to the following addresses:

• if sent by mail:

attn.: VimpelCom Ltd., Closed Joint-Stock Company NATIONAL REGISTRATION COMPANY (Head Office), 6 ul. Veresaeva, Moscow, 121357 Russian Federation;

or

• in case of personal delivery:

attn.: VimpelCom Ltd., Closed Joint-Stock Company NATIONAL REGISTRATION COMPANY (Head Office), 6 ul. Veresaeva, Moscow, 121357 Russian Federation

1.3. Deadline for submission of the Tender Acceptance Notice / acceptance of the VTO

The Tender Acceptance Notice will only be deemed submitted if received by VimpelCom Ltd. within seventy (70) calendar days after the date of receipt of the VTO by OJSC VimpelCom, i.e. on or before April 20, 2010.

Pursuant to clause 6.3.1. of the VTO, February 9, 2010 shall be deemed to be the date of receipt of the VTO by OJSC VimpelCom.

1.4. Requirements in respect of the information

to be specified in the Tender Acceptance Notice

The information contained in your Tender Acceptance Notice must conform to that contained in the share register of OJSC VimpelCom maintained by Closed Joint Stock Company “NATIONAL REGISTRATION COMPANY” (“CJSC NRC”). If any changes (changes in passport details, residential address, etc.) in such information occur after the date of the latest application to CJSC NRC, please provide to CJSC NRC a registered person questionnaire and the documents evidencing such changes. The registered person questionnaire must be submitted to CJSC NRC by all persons who have not submitted the same earlier.

Please also take note of the requirements applicable to the holders of Shares that wish to have their Shares paid for in other securities, as set forth in clause 3.2.3. hereof.

2. Registration of Title Transfer to the Shares

2.1. The term for making entries in the share register of OJSC VimpelCom regarding transfer of title to the Shares

From April 21 to May 5, 2010, inclusive, the holder of Shares that has duly submitted the Tender Acceptance Notice (or his duly authorized representative) must procure that an entry is made in the share register of OJSC VimpelCom to evidence the transfer of title to the relevant number of Shares from such holder of Shares to VimpelCom Ltd.

2.2. For purposes of crediting the Shares to the account of VimpelCom Ltd. in the share register of OJSC VimpelCom:

A. a person registered in the share register of OJSC VimpelCom must provide CJSC NRC with a transfer order (the requirements for which are set forth in clause 2.4 hereof); or

a person registered with the registration system of a depositary which records rights to the Shares, if applicable, must provide the following:

• an instruction to the depositary (a depo order) – to be provided to the depositary; and

•        upon registration of the securities transfer with the depositary’s registration system, an extract/statement certified by the depositary which confirms that the Shares have been transferred from such person’s depo account in favor of VimpelCom Ltd. – to be provided to CJSC NRC.

2.3. The instruments referred to in clause 2.2 hereof must be delivered to the following addresses and at the following time:

• if to CJSC NRC:

Closed Joint-Stock Company NATIONAL REGISTRATION COMPANY (Head Office), 6 ul. Veresaeva, Moscow, 121357 Russian Federation

On business days (Monday to Friday):

• Monday to Thursday from 10:00 am to 4:30 pm (no lunch break)

• Friday from 10:00 am to 3:00 pm (no lunch break)

• if to the depositary which records rights to the Shares (if applicable) – to the address and during the business hours of the respective depositary pursuant to the depositary agreement.

2.4. Transfer order requirements

2.4.1. The transfer order must be completed in the form designated by CJSC NRC and signed by the person registered in the share register of

OJSC VimpelCom or his/her/its authorized representative. A hard copy form/blank of the transfer order may be obtained from the front office of CJSC NRC upon request; the electronic version is posted on the website CJSC NRC at www.nrcreg.ru (section “Information for the Shareholders”, subsection “Document Forms and Rates”). A bilingual version of the transfer order is attached hereto as Exhibit No. 4.

2.4.2. The “Basis for Making a Register Entry” field of the transfer order (or a similar field thereof) must specify that the basis for making an entry regarding the transfer of title to the transferred Shares is the acceptance of the VTO and the date of expiration of the VTO acceptance period (see clause 1.3 hereof).

2.4.3. The “Transferee” (Person to Whom the Securities Must Be Transferred) field of the transfer order (or a similar field thereof) must contain the following information:

• the transferred Shares must be credited to the account of their owner, VimpelCom Ltd.;

• full official name: VimpelCom Ltd.; and

• registration details:

• registration number at the place of registration (Bermuda): 43271;

• name of the registration authority: registrar of companies;

• name of the state registration document: certificate of incorporation; and

- date of registration: June 5, 2009.

2.5. The applicant must present the following documents to register the transfer of title to Shares:

• personal identification;	•

•        a representative of the legal owner of Shares must also present a power of attorney (the original or a notarized copy) prepared in accordance with applicable law (a power of attorney confirming the authority of the representative issued by an individual must be notarized; a power of attorney issued outside of the Russian Federation must be notarized and apostilled or legalized; and a power of attorney executed in a foreign language must be accompanied by a duly certified translation into Russian).

•

2.6. In accordance with to the VTO, the Shares must be credited to the personal account of VimpelCom Ltd. free and clear of any third party rights within fifteen (15) calendar days from the date of expiration of the VTO acceptance period, i.e. on or before May 5, 2010.

Title re-registration generally takes several days, so please send you respective instructions to the registrar/depositary well in advance.

All actions required in connection with the transfer of title to the Shares in the name of VimpelCom Ltd. and making respective entries in the share register of OJSC VimpelCom must be performed by the owner of Shares that has sent the Tender Acceptance Notice. The expenses related to the services of CJSC NRC rendered in connection with making entries regarding transfer of title to securities and crediting securities to the account of VimpelCom Ltd. in the share register of OJSC VimpelCom will be borne by VimpelCom Ltd.

3. Terms and Share Payment Procedure

3.1. Payment for the Shares in cash (if the owner of the Shares elects cash consideration)

The Shares will be paid for in cash in rubles at the price of RUB 0.01 (zero (0) rubles one (1) kopeck) per one (1) purchased Share.

The Shares will be paid for by VimpelCom Ltd. within fifteen (15) calendar days from the date on which a respective credit entry regarding the transfer of title is made to the account of VimpelCom Ltd. in the share register of OJSC VimpelCom.

The payment will be made in rubles on the basis of a payment order of VimpelCom Ltd. via a wire transfer to the bank account of the owner of Shares, the details of which must be specified in the Tender Acceptance Notice submitted by such owner.

When completing in the Tender Acceptance Notice please pay special attention to the accuracy of all necessary details. To receive payment for the Shares in cash by a wire transfer to the bank account it is recommended that you confirm with the respective Share owner’s account bank whether the relevant bank details to be specified in the Tender Acceptance Notice are complete and accurate.

3.2. Payment for the Shares in other securities (if the owner of the Shares elects other securities as consideration)

Note: Such form of payment is available only to qualified investors within the meaning of Article 51.2 of the Law on the Securities Market.

3.2.1. With respect to common registered book-entry shares of OJSC VimpelCom (state registration number of the issue: 1-02-00027-A):

The payment will be made in depositary receipts representing common shares in VimpelCom Ltd.

(the “Common DRs”), identification number assigned by the Committee on Uniform Securities Identification Procedures (CUSIP Number) 92719A 106, International Securities Identification Number (ISIN) US92719A1060, CFI (Classification of Financial Instruments) Code - ESVUFA, issued in book-entry form by The Bank of New York Mellon, a New York, USA banking corporation (or its office in London, UK), each such Common DR representing one (1) common share in VimpelCom Ltd. VimpelCom Ltd. will transfer to the owner of Shares twenty (20) Common DRs for one (1) purchased common Share.
3.2.2. With respect to preferred registered book-entry “type A” shares of OJSC VimpelCom (state registration number of the issue: 2-01-00027-A):
The payment will be made in depositary receipts representing convertible preferred shares of VimpelCom Ltd. (the “Preferred DRs”), identification number assigned by the Committee on Uniform Securities Identification Procedures (CUSIP Number) 92719A 205, International Securities Identification Number (ISIN) US92719A2050, CFI (Classification of Financial Instruments) Code - ESVTFA, issued in a book-entry form by The Bank of New York Mellon, a New York, USA banking corporation (or its office in London, UK), each such Preferred DR representing one (1) convertible preferred share in VimpelCom Ltd. VimpelCom Ltd. will transfer to the owner of Shares twenty (20) Preferred DRs for one (1) purchased preferred Share.

3.2.3. Requirements to be met by the Share owners willing to receive other securities in consideration for their Shares:

•        confirmation by the Share owner of his status as a qualified investor within the meaning of Article 51.2 of the Law on the Securities Market, specifying the types of securities and/or other financial instruments, with respect to which the Share owner is recognized as a qualified investor (if applicable), and attaching copies of the supporting documents (including an extract from the register of persons recognized as qualified investors (if applicable)), and

•

•        provision by the Share owner of information on the broker (name, address and license details of the broker) to effect the acquisition of depositary receipts of VimpelCom Ltd. by the owner of the Shares pursuant to Article 27.6.3 of the Law on the Securities Market, specifying the account number of the Share owner and other information necessary to re-register depositary receipts of VimpelCom Ltd. in the name of the owner of the Shares.

•

When completing the Tender Acceptance Notice please make sure that these requirements are complied with and that the necessary documents are provided. To receive payment for Shares as specified in clause 3.2.4 hereof, it is recommended that you confirm with the broker with which the Share owner opened an account whether the relevant details to be specified in the Tender Acceptance Notice are complete and accurate.

3.2.4. Payment Terms

The Shares will be paid for by VimpelCom Ltd. within fifteen (15) calendar days from the date on which the relevant credit entry concerning the transfer of title to the Shares is made to the account of VimpelCom Ltd. in the share register of OJSC VimpelCom.

The payment shall be made by transfer of the relevant number of Common DRs or Preferred DRs to the account of the holder of Shares opened with a broker, as specified in clause 3.2.3. hereof. The details of such account shall be specified in the Tender Acceptance Notice submitted by such holder.

4. Information and inquiries in respect of the VTO

Should you require any information or have inquiries in respect of the Share sale procedure under the VTO, please contact:

Closed Joint-Stock Company NATIONAL REGISTRATION COMPANY (Head Office) / VimpelCom Ltd. at:

Telephone: +7 (495) 440-6324, +7 (495) 440-6325, +7 (495) 440-6345 Fax: +7 (495) 440-6355 E-mail: info@nrcreg.ru

Kind regards, /s/ Alexander Izosimov
Alexander Izosimov President and Chief Executive Officer VimpelCom Ltd.

Voluntary Tender Offer Relating to securities of OJSC VimpelCom

Bank Guarantee

Tender Acceptance Notice(s) for the Sale of Shares of OJSC VimpelCom under the VTO

Transfer Order (Bilingual Version)